Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 — phone: (804) 359-9311 — fax: (804) 254-3584

PRESS RELEASE

CONTACT		RELEASE
Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3584

Email: investor@universalleaf.com

Universal Corporation Announces Share Repurchase Program and 39th Annual Dividend Increase

Richmond, VA, November 5, 2009 / PRNEWSWIRE

George C. Freeman, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors approved a program for the repurchase of up to $150 million of Universal Corporation common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 24.7 million common shares outstanding.

In addition, Mr. Freeman announced that the Board of Directors has increased the regular quarterly dividend on the common shares of the Company by one cent to forty-seven cents ($.47) per share. The dividend is payable February 9, 2010, to common shareholders of record at the close of business on January 11, 2010. This increase indicates an annualized rate of $1.88 per share and a yield of approximately 4.6% based on the $41.27 closing price on November 4, 2009. The Board of Directors also declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2009, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2009.

Mr. Freeman noted, “We are proud to continue providing value to shareholders through the return of our earnings and cash flow while prudently managing our balance sheet. During the past twelve years, we have purchased over $490 million in common shares, and this is our 39th consecutive annual dividend increase.”

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2009, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.